This Mutual Termination of Employment Agreement is entered into by and between Gen2Media Corp. and James Byrd, Jr. this 9th day of July, 2009.

1.	Byrd is the current Chairman and CEO of Gen2 under 3 year employment agreement ("the Agreement").
2.	The parties desire to, and do hereby, mutually terminate the Agreement effective immediately.
3.
Byrd hereby resigns from the Board and as an officer of Gen2, however shall continue to consult with the Board and management of Gen2 on all issues relative to capital formation, market issues, public company issues, legal issues (although Byrd is not a practicing attorney), structural issues, management and marketing issues, financial issues, shareholder relations, market relations and any other related areas requested by Gen2.

4.
Byrd hereby forgives all monies owed to him for wages that are past due, and will provide all of the above mentioned consulting services for no cash compensation, in exchange for Gen2 waiving any future payment on any remaining options that Byrd has under the Agreement. Therefore, all shares provided under the Agreement shall be considered paid in full, and the remaining shares shall be issued to Byrd immediately. This will not affect any monies due to Byrd for bona fide expenses such as travel expense on Byrd's credit cards.

5.
It is agreed by the parties that Byrd has fulfilled his obligations under the Agreement, and this Termination is a result of the desire of the parties to reduce the overall cost expense of Gen2, and the desire to have Byrd focus on market related initiatives and capital formation and growth strategies.

6.
Byrd shall devote a substantial amount of his time, by phone or in person assisting the CEO and Board of Gen2 in all of the above areas, but shall not have a specific or set schedule, and the parties recognize that Byrd has other significant business interest as well.

7.	The parties shall jointly approve any 8-k filings or press releases relative to this termination.

/s/ Mark Argenti
Mark Argentir

/s/ James Byrd
James Byrd